EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:	Linda Pitt
GAJ Services Inc.
TEL: 859-291-1005
lpitt@gajservices.com

FIRST AVENUE NETWORKS RAISES $93 MILLION IN EQUITY

Company Receives Federal Communications Commission and Hart-Scott-Rodino Approvals for Teligent Acquisition

CHARLOTTESVILLE, Va., December 14, 2004 - First Avenue Networks (OTC-BB: FRNS), a leading provider of fixed wireless solutions, today announced the sale of equity securities resulting in gross proceeds of $93.3 million. First Avenue Networks sold 12,870,000 shares of common stock priced at $7.25 per share.

Over 20 institutional investors participated in the sale. First Avenue intends to use the net proceeds for its mobile backhaul network initiatives and to develop fiber extension facilities for targeted metropolitan markets. The funds also will be used for debt repayment and general corporate purposes.

In a related event, the company also announced that all conditions for closing the acquisition of Teligent’s assets and operations were met. The FCC has approved the request to transfer 24 GHz licenses to be purchased by First Avenue from Teligent in connection with the acquisition. The company also received approval for the acquisition from the Securities and Exchange Commission under the HSR Act of 1976. First Avenue Networks plans to close the Teligent transaction on or before December 31, 2004.

The shares of common stock have not been registered under the Securities Act of 1933. First Avenue intends to file a registration statement covering the shares issued within 60 days of the close of the private placement.

This press release does not constitute an offer to sell or the solicitation of an offer to buy common stock. This press release is being issued pursuant to and in accordance with Rule135c under the Securities Act.

About First Avenue Networks

First Avenue Networks (OTC-BB: FRNS), a provider of high capacity fixed wireless solutions, facilitates the rapid deployment of fixed wireless to portions of the telecom network where the technology offers a demonstrable competitive advantage. Available to service providers through a turnkey operation or licensed spectrum lease, First Avenue’s fixed wireless services are cost and capital effective, quickly

First Avenue Raises $93M in Equity - 2

provisioned and easily scaled to meet growing capacity demands without complexity. First Avenue Networks, with the closing of the Teligent transaction, will hold approximately 600 MHz of spectrum at 24 GHz and 39 GHz in the top 75 U.S. markets, covering virtually the entire United States. For more information, please visit the company’s web site at <http://www.firstavenet.com/> or call (703) 873-4150.

The above information includes forward-looking statements regarding the consummation of the proposed acquisition, securities trading and the provision of services by the Company and other opportunities in the Company’s marketplace. These statements are not guarantees of future performance. Known and unknown risks, uncertainties, and other factors, including without limitation, the risk that the proposed acquisition will not be consummated, the risk that the Company will be adversely affected by consummating the acquisition, capital constraints, changes to or failure to execute the Company’s strategy and business plan, non-renewal or revocation of FCC licenses, variable customer demand, technological risks, ability to manage growth, competition and government regulation and other risks may cause actual results to differ materially from the future results implied or expressed in the forward-looking statements. Many of these risks and uncertainties are further discussed in our most recent filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the fiscal year ended December 31, 2003. The Company does not undertake to and expressly disclaims any obligation to update or revise its forward-looking statement publicly to reflect any change in these forward-looking statements, or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

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